Exhibit 99.1

Plus Therapeutics Reports First Quarter Financial Results

and Recent Business Highlights

Company continues to progress both REYOBIQ™ radiotherapeutic clinical trials and CNSide® CSF assay platform launch readiness

HOUSTON, Texas, May 30, 2025 (GLOBE NEWSWIRE) – Plus Therapeutics, Inc. (Nasdaq: PSTV) (“Plus” or the “Company”), a clinical-stage pharmaceutical company developing targeted radiotherapeutics with advanced platform technologies for central nervous system (CNS) cancers, today announces financial results for the first quarter ended March 31, 2025, and provides an overview of recent and upcoming business highlights.

“We improved our cash position in the first quarter as a result of both a financing and grant support,” said Marc H. Hedrick, M.D., Plus Therapeutics President and Chief Executive Officer. “With the additional cash and further anticipated grant support in 2025, we are well positioned to make solid progress in our 2 key business goals: enrollment in our REYOBIQ™ CNS cancer radiotherapeutic clinical trials and the planned launch of the CNSide® cerebral spinal fluid (CSF) assay platform.”

Q1 2025 & RECENT HIGHLIGHTS AND MILESTONES

Corporate

•
Raised gross proceeds of $15 million in a private placement financing – along with a $2.0 million grant award advance from the Company’s existing grant from the Cancer Prevention and Research Institute of Texas (CPRIT) to accelerate development of REYOBIQ for our leptomeningeal metastases (LM) program.
•
Added industry veteran Kyle Guse to the Board of Directors – Mr. Guse brings 30 years of professional experience in multiple executive roles, including as a Chief Financial Officer and a General Counsel of innovative companies.
•
Strengthened management team with addition of Dr. Michael Rosol as Chief Development Officer – Dr. Rosol will lead the Company’s clinical, pre-clinical, and biomarker development activities.

REYOBIQ™ Clinical Trials

•
Presented updated interim data on its lead compound REYOBIQ™ at the Nuclear Medicine and Neuro-oncology conference held May 9-10, 2025 in Vienna, Austria that highlighted the safety and clinical benefit of REYOBIQ™ in patients with LM.
•
Published Phase 1 clinical trial results for REYOBIQ™ in peer-reviewed publication Nature Communications, demonstrating safety and potential efficacy in treating recurrent glioblastoma (GBM), with patients receiving a radiation dose >100 Gy achieving a median overall survival of 17 months, more than double the standard of care. Additional details can be found here.
•
Completed ReSPECT-LM Phase 1 single dose administration trial and determined the maximum tolerated and recommended Phase 2 dose. Additional details can be found here.
•
Granted U.S. FDA Orphan Drug Designation for REYOBIQ™ for the treatment of LM in patients with lung cancer.
•
Received U.S. FDA conditional agreement for the proprietary name REYOBIQ™ for the Company’s lead radiotherapeutic, rhenium Re186 obisbemeda.

CNSide™ CSF Assay Platform

•
Strengthened management team with key leadership appointments:
o
Russell Bradley as President and General Manager of Plus Therapeutics’ wholly owned subsidiary, CNSide Diagnostics, LLC (“CNSide Diagnostics”) - Mr. Bradley provides leadership to CNSide Diagnostics with an immediate focus on commercialization of the CSF assay platform.
o
Dr. Jonathan Stein as Medical Director, CNSide Diagnostics - Dr. Stein provides technical leadership to support the CNSide™ CSF assay platform.

Q1 2025 FINANCIAL RESULTS

•
The Company’s cash balance was $9.9 million at March 31, 2025 compared to $0.1 million at December 31, 2024.
•
The Company recognized $1.1 million in grant revenue in the first quarter of 2025 compared to $1.7 million in in the first quarter of 2024, which represents CPRIT’s share of the costs incurred for our REYOBIQ™ platform advancement for the treatment of patients with LM.
•
Total operating loss for the first quarter of 2025 was $3.5 million compared to $3.3 million in the same period of 2024. The increase is primarily due to increased legal fees.
•
Net loss for first quarter of 2025 was $17.4 million, or $(1.19) per share, compared to a net loss of $3.3 million, or $(0.75) per share, for the same period the prior year.

About Plus Therapeutics®

Headquartered in Houston, Texas, Plus Therapeutics, Inc. is a clinical-stage pharmaceutical company developing targeted radiotherapeutics for difficult-to-treat cancers of the central nervous system with the potential to enhance clinical outcomes. Combining image-guided local beta radiation and targeted drug delivery approaches, the Company is advancing a pipeline of product candidates with lead programs in leptomeningeal metastases (LM) and recurrent glioblastoma (GBM). The Company has built a supply chain through strategic partnerships that enable the development, manufacturing, and future potential commercialization of its products. For more information, visit https://plustherapeutics.com/.

About REYOBIQ™ (rhenium 186re obisbemeda)

REYOBIQ™ (rhenium 186re obisbemeda) is a novel injectable radiotherapy specifically formulated to deliver direct targeted high dose radiation in CNS tumors in a safe, effective, and convenient manner to optimize patient outcomes. REYOBIQ™ has the potential to reduce off target risks and improve outcomes for CNS cancer patients, versus currently approved therapies, with a more targeted and potent radiation dose. Rhenium-186 is an ideal radioisotope for CNS therapeutic applications due to its short half-life, beta energy for destroying cancerous tissue, and gamma energy for real-time imaging. REYOBIQ is being evaluated for the treatment of recurrent glioblastoma and leptomeningeal metastases in the ReSPECT-GBM and ReSPECT-LM clinical trials. ReSPECT-GBM is supported by an award from the National Cancer Institute (NCI), part of the U.S. National Institutes of Health (NIH), and ReSPECT-LM is funded by a three-year $17.6M grant by the Cancer Prevention & Research Institute of Texas (CPRIT).

About CNSide Diagnostic, LLC

CNSide Diagnostics, LLC is a wholly owned subsidiary of Plus Therapeutics, Inc. that develops and commercializes proprietary laboratory-developed tests, such as CNSide™, designed to identify tumor cells that have metastasized to the central nervous system in patients with carcinomas and melanomas. The CNSide™ CSF Assay Platform enables quantitative analysis and molecular characterization of tumor cells and circulating tumor DNA in the cerebrospinal fluid that inform and improve the management of patients with leptomeningeal metastases. The Company is planning to commercialize CNSide™ in the U.S. in 2025.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that may be deemed “forward-looking statements” within the meaning of U.S. securities laws, including statements regarding clinical trials, expected operations and upcoming developments. All statements in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements may be identified by future verbs, as well as terms such as “expect” “potential,” “anticipating,” “planning” and similar expressions or the negatives thereof. Such statements are based upon certain assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

These statements include, without limitation, statements regarding the potential promise of REYOBIQ™, expectations as to the Company’s future performance, including the next steps in developing the Company’s product candidates; the Company’s clinical trials, including statements regarding the timing and characteristics of the ReSPECT-LM single dose and multi-dose clinical trials; the continued evaluation of REYOBIQ™ including through evaluations in additional patient cohorts; and expectations regarding receipt of grant funds.

The forward-looking statements included in this press release could differ materially from those expressed or implied by these forward-looking statements because of risks, uncertainties, and other factors that include, but are not limited to, the following: the Company’s ability to maintain the listing of its common stock on Nasdaq; risks related to a halt in trading or delisting of the Company’s common stock on Nasdaq; the early stage of the Company’s product candidates and therapies; the results of the Company’s research and development activities, including uncertainties relating to the clinical trials of its product candidates and therapies; the Company’s liquidity and capital resources and its ability to raise additional cash; the outcome of the Company’s partnering/licensing efforts, risks associated with laws or regulatory requirements applicable to it; market conditions, product performance, litigation or potential litigation, and competition within the cancer diagnostics and therapeutics field; ability to develop and protect proprietary intellectual property or obtain licenses to intellectual property developed by others on commercially reasonable and competitive terms; challenges associated with radiotherapeutic manufacturing, production and distribution capabilities necessary to support the Company’s clinical trials and any commercial level product demand; and material security breach or cybersecurity attack affecting the Company’s operations or property. This list of risks, uncertainties, and other factors is not complete. Plus Therapeutics discusses some of these matters more fully, as well as certain risk factors that could affect Plus Therapeutics’ business, financial condition, results of operations, and prospects, in its reports filed with the SEC, including Plus Therapeutics’ annual report on Form 10-K for the fiscal year ended December 31, 2024, quarterly reports on Form 10-Q, and current reports on Form 8-K. These filings are available for review through the SEC’s website at www.sec.gov. Any or all forward-looking statements Plus Therapeutics makes may turn out to be wrong and can be affected by inaccurate assumptions Plus Therapeutics might make or by known or unknown risks, uncertainties, and other factors, including those identified in this press release. Accordingly, you should not place undue reliance on the forward-looking statements made in this press release, which speak only as of its date. The Company assumes no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made unless the Company has an obligation under U.S. federal securities laws to do so.

Investor Contact

CORE IR
investor@plustherapeutics.com

PLUS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and par value data)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$9,867	$76
Investments	—	3,530
Grant receivable	—	571
Other current assets	1,001	1,082
Total current assets	10,868	5,259

Property and equipment, net	324	448
Operating lease right-use-of assets	38	73
Goodwill	372	372
Intangible assets, net	435	469
Other assets	19	12
Total assets	$12,056	$6,633
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$9,222	$11,288
Operating lease liability	40	44
Deferred grant liability	1,297	927
Line of credit	—	3,292
Total current liabilities	10,559	15,551

Warrant liability	25,138	—
Noncurrent operating lease liability	—	31
Total liabilities	35,697	15,582

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 1,952 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 17,258,051 and 16,999,626 issued and outstanding at March 31, 2025, and 6,154,758 issued and 5,896,333 outstanding as of December 31, 2024, respectively	17	6
Treasury stock (at cost, 258,425 shares as of March 31, 2025 and December 31, 2024, respectively)	(500)	(500)
Additional paid-in capital	487,722	485,024
Accumulated deficit	(510,880)	(493,479)
Total stockholders’ equity (deficit)	(23,641)	(8,949)
Total liabilities and stockholders’ equity (deficit)	$12,056	$6,633

PLUS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2025	2024
Grant revenue	$1,059	$1,677

Operating expenses:
Research and development	1,756	2,763
General and administrative	2,839	2,213
Total operating expenses	4,595	4,976
Operating loss	(3,536)	(3,299)

Other income (expense):
Interest income	1	72
Interest expense	(548)	(34)
Financing expenses	(3,211)	—
Warrant issuance costs	(964)	—
Change in fair value of derivative instruments	(9,143)	—
Total other expense	(13,865)	38
Net loss	$(17,401)	$(3,261)

Net loss per share, basic and diluted	$(1.19)	$(0.75)

Basic and diluted weighted average shares used in calculating net loss per share attributable to common stockholders	14,566,724	4,321,731

PLUS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	For the Three Months Ended March 31,
	2025	2024
Cash flows used in operating activities:
Net loss	$(17,401)	$(3,261)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	146	155
Amortization of deferred financing costs and debt discount	—	16
Share-based compensation expense	148	146
Noncash financing expenses	3,211	—
Change in fair value of derivative instruments	9,143	—
Accretion of discount on short-term investments	—	1
Reduction in the carrying amount of operating lease right-of-use assets	35	31
Loss on disposal of property and equipment	(16)	—
Increases (decreases) in cash caused by changes in operating assets and liabilities:
Grant receivable	571	—
Other current assets	74	150
Accounts payable and accrued expenses	(2,418)	(43)
Change in operating lease liabilities	(35)	(31)
Deferred grant liability	370	(1,677)
Net cash used in operating activities	(6,172)	(4,513)

Cash flows used in investing activities:
Purchases of property and equipment	(3)	(40)
Proceeds from sale of property and equipment	30	—
Redemption of short-term investments	3,531	(324)
Net cash provided by (used in) investing activities	3,558	(364)

Cash flows used in/provided by financing activities:
Principal payments of term loan obligation	—	(402)
Repayment of line of credit facility	(3,292)	—
Repayment of notes payable	(3,703)	—
Issuance of notes payable and warrants	3,738
Proceeds from exercise of warrants	882
Purchase of treasury stock	—	(374)
Proceeds from sale of common stock, prefunded warrants and warrants, net	14,780	—
Net cash provided by (used in) financing activities	12,405	(776)
Net increase (decrease) in cash and cash equivalents	9,791	(5,653)
Cash and cash equivalents at beginning of period	76	8,554
Cash and cash equivalents at end of period	$9,867	$2,901

Supplemental disclosure of cash flows information:
Cash paid during period for:
Interest	$539	$23
Supplemental schedule of non-cash investing and financing activities:
Exchange of warrants for notes payable	$3,694	$—
Redemption of notes by issuance of common stock, prefunded warrants and warrants	$3,512	$—
Unpaid offering cost	$202	$141